EXHIBIT 99
                                                                      ----------

Contact:  Clement B. Knapp, Jr.                            FOR IMMEDIATE RELEASE
          President
          (219) 836-5870

April 24, 2002

             AMB FINANCIAL ANNOUNCES QUARTER RESULTS AND PAYMENT OF
                                    DIVIDEND

Munster, Indiana- AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that earnings per share for the first quarter ended March 31, 2002 totaled $.29 per diluted share, up 26% from the $.23 per diluted share reported for the quarter ended March 31, 2001. Net income for the current quarter totaled $236,000 compared to $192,000 in last year's first quarter. Return on average equity and return on average assets were 7.99% and .67%, respectively, in the current quarter compared to 6.96% and .55% in last year's period.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.06 per share for the quarter ended March 31, 2002. The dividend will be payable on May 17, 2002 to shareholders of record on May 3, 2002.

Net interest income increased by 33% from a year ago, totaling $1.1 million for the quarter ended March 31, 2002 compared to $790,000 for last year's first quarter. Over the past three months, the net interest margin expanded to 3.24% compared to 2.78% for the quarter ended December 31, 2001. In last year's first quarter, the net interest margin was 2.46%. The improvement in the net interest margin was primarily due to the faster pace at which the Company's funding costs have declined, compared to the drop in the overall yield on the Company's earning assets. The yield on average interest-earning assets declined by 17 basis points to 6.99% compared to 7.16% for the quarter ended December 31, 2001. This decline was due to prepayments and the continuing downward repricing of the Bank's loan portfolio, and the higher level of cash and investments held during the past three months. Offsetting this decline in asset yield was a 67 basis point decline in the cost of interest-bearing liabilities, which was 3.85% for the current quarter compared to 4.52% for the last quarter of 2001. The lower funding costs were principally due to the downward repricing of certificate of deposit accounts.

Non-interest income decreased to $260,000 in the current quarter, compared to $308,000 reported in last year's first quarter. A decline in commission income of $31,000 as well as a loss on the sale of real estate owned properties in the amount of $28,000 offset higher fee due to income from deposit account products of $14,000 and higher loan related fees and charges of $15,000. In addition, the Company also recorded reduced unrealized gains on the trading portfolio of $36,000 which was offset by a $22,000 realized gain on the sale of trading account securities during the current quarter. The Company also incurred a loss of $26,000 in the current quarter compared to a loss of $20,000 in the prior year's quarter, related to an investment in a low-income housing venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company's effective income tax rate.

Non-interest expense totaled $846,000 in the current quarter, compared to $821,000 reported for the quarter ended March 31, 2001. The increase resulted primarily from increased staffing costs during the quarter of $19,000 due to normal compensation increases and higher advertising costs of $5,000.

Income tax expense increased to $80,000 in the current quarter from $50,000 in the year ago quarter primarily as a result of increased earnings. The Company's effective tax rate was lowered during both periods due to the recognition of approximately $35,000 in low-income housing tax credits as discussed above.

Non-performing assets at March 31, 2002 were $2.0 million, or 1.38% of total assets, compared to $1.4 million, or 1.02% of total assets at December 31, 2001. The increase in non-performing assets relate to medical leases purchased by the Bank over the last few years, which totaled approximately $920,000 at March 31, 2002. The Company has acquired information indicating that the servicer of these medical leases may have diverted funds due to the Company including prepayments. The Bank has attempted to contact the underlying debtors to verify balances and request that future payments are sent directly to the Bank. Based upon the best available information at this time, the Board has estimated a possible loss from this activity of approximately $300,000 and has authorized the establishment of a specific valuation reserve against these leases in the same amount. The Board will review all options in its effort to protect the Company's interest in these assets. There is no assurance, however, that future losses on these loans may not occur.

The Company recorded a provision for loan losses of $153,000 during the quarter as compared to $36,000 during the prior year's quarter. The increased provision is a direct result of the above-mentioned leases. The Bank's general allowance for loan losses was $557,000 at March 31, 2002, which is equal to 33.2% of net non-performing loans and .49% of net loans receivable.

Total assets of the Company increased by $6.4 million to $148.0 million at March 31, 2002 from $141.6 million reported at December 31, 2001. Although loan activity remained strong during the quarter, loan prepayment activity caused the balance of loans receivable to decline to $113.8 million at March 31, 2002 compared to $114.5 million at December 31, 2001. Investment securities increased by $1.9 million during the quarter as excess cash was redeployed into slightly higher yielding investments. Deposit balances increased by $1.8 million in the quarter, totaling $104.0 million at March 31, 2002. On March 26, 2002, the Company completed a $5.0 million trust preferred securities issuance at an initial interest/dividend rate of 5.59%. These proceeds are currently invested in short-term cash investments. The interest/dividend rate on these securities adjusts quarterly to a rate equal to three month LIBOR plus 360 basis points. Total borrowings were paid down by $500,000 during the quarter and totaled $24.5 million at March 31, 2002.

As of March 31, 2002, stockholders' equity in AMB Financial Corp. totaled $11.9 million. The number of common shares outstanding at March 31, 2002 was 861,063 and the book value per common share outstanding was $13.79. This book value represents an $.18 increase from the $13.61 book value reported at December 31, 2001. The Bank's tangible, core and risk-based capital percentages of 6.90%, 6.90% and 12.52%, respectively, at March 31, 2002 exceeded all regulatory requirements by a significant margin.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that an adverse movement in interest rates could have on net interest income, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic and market conditions, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, (vii) legislation or regulations adversely affecting the Bank or the Company, and (viii) valuations of assets whose market value is subject to fluctuation.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of financial data are included with this release.)

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
                               AMB FINANCIAL CORP.
                        SELECTED FINANCIAL CONDITION DATA
                                 (IN THOUSANDS)

                                                             Mar. 31
                                                               2002             Dec. 31
                                                           (Unaudited)           2001
                                                             --------          --------
Total assets                                                  148,023           141,648
Loans receivable, net                                         113,817           114,513
Mortgage-backed securities                                      2,630             3,023
Investment securities and interest bearing deposits            18,497            12,101
Deposits                                                      103,989           102,210
Borrowed money                                                 24,539            25,042
Guranteed preferred beneficial interest in AMB
  Financial's junior subordianted debentures                    5,000              --
Stockholders' equity                                           11,874            11,717

                            Selected Operations Data
                                 (In Thousands)
                                   (Unaudited)

                                                                 Three Months Ended
                                                                      March 31
                                                               2002              2001
                                                             --------          --------
Total interest income                                        $  2,276          $  2,460
Total interest expense                                          1,221             1,670
                                                             --------          --------
 Net interest income                                            1,055               790
Provision for loan losses                                         153                35
                                                             --------          --------
 Net interest income after provision for
 loan losses                                                      902               755
                                                             --------          --------
Non-interest income:
Gain (loss) on trading securities                                  34                48
 Rental Income                                                     75                72
 Commission Income                                                  7                38
 Deposit relates fees                                             112                98
 Other operating income                                            32                52
                                                             --------          --------
 Total non-interest income:                                       260               308
                                                             --------          --------
Non-interest expense:
 Staffing cost                                                    411               392
 Occupancy and equipment costs                                    114               114
 Data processing                                                  114               115
 Other                                                            207               200
                                                             --------          --------
  Total non-interest expense                                      846               821
                                                             --------          --------
Net income before income taxes                                    316               242
                                                             --------          --------
Provision for federal & state income taxes                         80                50
                                                             --------          --------
Net income                                                        236               192
                                                             ========          ========
Earnings per share
  Basic                                                      $   0.29          $   0.23
  Diluted                                                    $   0.29          $   0.23

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

                               AMB FINANCIAL CORP.
                    SELECTED FINANCIAL RATIOS AND OTHER DATA
                                   (UNAUDITED)

                                                                 Three Months Ended
                                                                       March 31
                                                                 2002           2001
                                                                 ----           ----
Performance Ratios:
-------------------
Return on average assets                                         0.67%          0.55%
Return on average equity                                         7.99           6.96
Interest rate spread information:
 Average during period                                           3.14           2.34
 End of period                                                   2.88           2.30
Net interest margin                                              3.24           2.46
Efficiency ratio                                                64.30          74.72
Ratio of operating expense to average total assets               2.41           2.35
Ratio of average interest earning assets to average
interest-bearing liabilities:                                    1.03x          1.02x

                                                                  At             At
                                                               Mar. 31        Dec. 31
                                                                 2002           2001
                                                                 ----           ----
                                                              (Unaudited)
Quality Ratios:
---------------
Non-performing assets to total assets at end of
period                                                           1.38%          0.97%
Allowance for loan losses to non-performing
loans                                                           33.23          58.74
Allowance for loan losses to loans receivable, net               0.49           0.61


Capital Ratios:
---------------
Equity to total assets at end of period                          8.02           8.27
Average equity to average assets                                 8.43           8.07


Other Data:
-----------
Number of full service offices                                      3              3

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